Exhibit 99

TI Reports 1Q07 Financial Results

•	TI Revenue Down 8% Sequentially and 4% from Year Ago
•	EPS of $0.35
•	Revenue Growth Expected to Resume in 2Q07

Conference Call on TI Web Site at 4:30 p.m. Central Time Today

www.ti.com

Except as noted, financial results are for continuing operations. The sale of TI’s former Sensors & Controls business was completed on April 27, 2006, and that business is reported as a discontinued operation.

    DALLAS (April 23, 2007) - Texas Instruments Incorporated (TI) (NYSE: TXN) today reported revenue of $3.19 billion for the first quarter of 2007. Revenue declined 8 percent compared with the prior quarter and 4 percent compared with the year-ago quarter. Revenue was impacted by an inventory correction in the semiconductor market.

    Earnings per share (EPS) from continuing operations were $0.35, a decline of $0.10 from the prior quarter. The fourth quarter of 2006 included a benefit of $0.05 from the reinstatement of the federal research tax credit and a benefit of $0.01 from catch-up payments associated with new patent license agreements.

    “We believe the inventory correction that began in the second half of last year largely ended in the first quarter,” said Rich Templeton, TI president and CEO. “Orders are beginning to rebound, and we expect sequential growth to resume in the second quarter.

    “TI’s performance in the first quarter was confirmation of fundamental and sustainable long-term changes we have made in the company. Even with an 8 percent decline in sequential revenue, gross margin remained above 50 percent and operating margin remained above 20 percent. TI performed considerably better than in prior troughs because of a more resilient manufacturing strategy and a stronger portfolio of analog products.

    “Analog will continue to play an increasing role in our company. Even though we are the world’s leading supplier, our share is low in this large but fragmented market. The opportunity for share gains combined with the attractive financial characteristics of the analog market is appealing. This represents a unique opportunity, especially alongside our strong position in DSP, which provides early entry into important new markets. We continue to keep customers at the core of our strategy, recognizing that we are successful only to the extent we help make them successful,” Templeton said.

Gross Profit

    Gross profit was $1.64 billion, or 51.3 percent of revenue. This was down $111 million from the prior quarter and down $35 million from the year-ago quarter due to lower revenue.

Operating Expenses

    Research and development (R&D) expense was $552 million. Despite seasonally higher pay and benefits, this was about even with the prior quarter due to cost-saving actions. R&D expense increased $19 million from the year-ago quarter due to higher product development costs in the company’s Semiconductor segment.

    Selling, general and administrative (SG&A) expense was $405 million. This was a decrease of 5 percent from the prior quarter due to lower marketing expense, including seasonally lower advertising. SG&A expense declined $16 million from the year-ago quarter due to cost-saving actions.

Operating Profit

    Operating profit was $680 million, or 21.3 percent of revenue. This was a decrease of $87 million from the prior quarter and $38 million from the year-ago quarter primarily due to lower gross profit in the company’s Semiconductor segment. Included in Corporate were stock-based compensation expense of $78 million, or 2.4 percent of revenue, and restructuring expense of $14 million, including $9 million in cost of revenue and $5 million in R&D.

Other Income (Expense) Net (OI&E)

    OI&E was $40 million. This was a decrease of $30 million from the prior quarter, which included a favorable settlement of all remaining matters related to grants from the Italian government regarding TI’s former memory operations. OI&E declined $12 million from the year-ago quarter.

Net Income

    Net income was $516 million, or $0.35 per share.

Orders

    TI orders were $3.20 billion. This was an increase of $128 million from the prior quarter due to higher demand for products in both of the company’s segments - Semiconductor and Education Technology. Orders declined $399 million from the year-ago quarter due to lower demand in both segments.

Cash

    Cash flow from operations was $554 million. This was a decrease of $292 million from the prior quarter due to increased cash needed to meet working capital requirements, such as payment of profit sharing and bonus related to 2006 performance, as well as lower net income. Total cash (cash and cash equivalents plus short-term investments) was $3.34 billion at the end of the first quarter. This was a decrease of $381 million from the end of the prior quarter and a decrease of $328 million from the year-ago quarter. In the first quarter, the company used $857 million to repurchase 28 million shares of common stock and paid $58 million in dividends.

Capital Spending and Depreciation

    Capital expenditures were $179 million. This was a decrease of $35 million from the prior quarter and a decrease of $229 million from the year-ago quarter due to lower expenditures for semiconductor manufacturing equipment.  TI’s capital expenditures in the quarter were primarily for equipment used in the assembly and test of semiconductors, and wafer fabrication equipment used to manufacture analog semiconductors.

    Depreciation was $252 million. This was about even with the prior quarter and a decrease of $18 million from the year-ago quarter.

Accounts Receivable and Inventories

    Accounts receivable were $1.76 billion at the end of the first quarter. This was about even with the prior quarter, and a decrease of $42 million from the year-ago quarter primarily due to lower revenue. Days sales outstanding were 50 at the end of the first quarter compared with 46 at the end of the prior quarter and 49 at the end of the year-ago quarter.

    Inventory was $1.41 billion at the end of the first quarter. This was a decrease of $28 million from the prior quarter as the company reduced inventory, especially DSP products used in wireless applications, in response to lower demand. This was partially offset by planned replenishment of long-lived, high-performance analog product inventory. Compared with a year ago, inventory increased $163 million primarily due to replenishment of high-performance analog product inventory from less-than-desirable levels a year ago. Days of inventory at the end of the first quarter were 82 compared with 75 at the end of the prior quarter and 67 a year ago, as inventory decreased at a slower rate than cost of revenue.

Outlook

    TI intends to provide a mid-quarter update to its financial outlook on June 11, 2007, by issuing a press release and holding a conference call. Both will be available on the company’s web site.

    For the second quarter of 2007, TI expects revenue to be in the following ranges:

•	Total TI, $3.32 billion to $3.60 billion;
•	Semiconductor, $3.14 billion to $3.40 billion; and
•	Education Technology, $180 million to $200 million.

    TI expects earnings per share to be in the range of $0.39 to $0.45.

     In 2007, TI still expects: an annual effective tax rate of about 28 percent, capital expenditures of about $0.9 billion and depreciation of about $1.0 billion. TI now expects R&D expense of about $2.2 billion, down from the prior expectation of about $2.3 billion.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	Mar. 31, 2007	Dec. 31, 2006	Mar. 31, 2006

Net revenue	$3,191	$3,463	$3,334
Cost of revenue (COR)	1,554	1,715	1,662
Gross profit	1,637	1,748	1,672
Research and development (R&D)	552	556	533
Selling, general and administrative (SG&A)	405	425	421
Total operating costs and expenses	2,511	2,696	2,616
Profit from operations	680	767	718
Other income (expense) net	40	70	52
Interest expense on loans	1	1	3
Income from continuing operations before income taxes	719	836	767
Provision for income taxes	203	165	225
Income from continuing operations	516	671	542
Income (loss) from discontinued operations, net of income taxes	--	(3)	43
Net income	$516	$668	$585

Basic earnings per common share:
Income from continuing operations	$.36	$.46	$.34
Net income	$.36	$.45	$.37

Diluted earnings per common share:
Income from continuing operations	$.35	$.45	$.33
Net income	$.35	$.45	$.36

Average shares outstanding (millions):
Basic	1,442	1,469	1,585
Diluted	1,470	1,499	1,618

Cash dividends declared per share of common stock	$.04	$.04	$.03

Percentage of revenue:

Gross profit	51.3%	50.5%	50.1%
R&D	17.3%	16.0%	16.0%
SG&A	12.7%	12.3%	12.6%
Operating profit	21.3%	22.1%	21.5%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Mar. 31, 2007	Dec. 31, 2006	Mar. 31, 2006
Assets
Current assets:
Cash and cash equivalents	$965	$1,183	$722
Short-term investments	2,371	2,534	2,942
Accounts receivable, net of allowances of ($25), ($26) and ($32)	1,756	1,774	1,798
Raw materials	114	105	91
Work in process	879	930	819
Finished goods	416	402	336
Inventories	1,409	1,437	1,246
Deferred income taxes	1,071	741	626
Prepaid expenses and other current assets	257	181	248
Assets of discontinued operations	4	4	495
Total current assets	7,833	7,854	8,077
Property, plant and equipment at cost	7,715	7,751	8,442
Less accumulated depreciation	(3,835)	(3,801)	(4,574)
Property, plant and equipment, net	3,880	3,950	3,868
Equity and other long-term investments	250	287	240
Goodwill	792	792	793
Acquisition-related intangibles	131	118	131
Deferred income taxes	436	601	390
Capitalized software licenses, net	280	188	222
Overfunded retirement plans	54	58	--
Prepaid retirement costs	--	--	205
Other assets	94	82	112
Total assets	$13,750	$13,930	$14,038

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$43	$43	$--
Accounts payable	550	560	720
Accrued expenses and other liabilities	877	1,029	895
Income taxes payable	286	284	280
Accrued profit sharing and retirement	51	162	43
Liabilities of discontinued operations	--	--	157
Total current liabilities	1,807	2,078	2,095
Long-term debt	--	--	318
Underfunded retirement plans	197	208	--
Accrued retirement costs	--	--	116
Deferred income taxes	10	23	17
Deferred credits and other liabilities	453	261	254
Total liabilities	2,467	2,570	2,800

Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: March 31, 2007 -- 1,739,211,844; December 31, 2006 -- 1,739,108,694; March 31, 2006 -- 1,739,070,044	1,739	1,739	1,739
Paid-in capital	822	885	744
Retained earnings	18,017	17,529	13,930
Less treasury common stock at cost:
Shares: March 31, 2007 -- 305,502,566; December 31, 2006 -- 289,078,450; March 31, 2006 -- 181,032,577	(8,940)	(8,430)	(5,092)

Accumulated other comprehensive income (loss), net of tax	(355)	(363)	(83)
Total stockholders’ equity	11,283	11,360	11,238
Total liabilities and stockholders’ equity	$13,750	$13,930	$14,038

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Mar. 31, 2007	Dec. 31, 2006	Mar. 31, 2006
Cash flows from operating activities:
Net income	$516	$668	$585
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
(Income) loss from discontinued operations	--	3	(43)
Depreciation	252	249	270
Stock-based compensation	78	78	91
Amortization of capitalized software	25	25	30
Amortization of acquisition-related intangibles	14	13	16
Deferred income taxes	(3)	(77)	(36)
Increase (decrease) from changes in:
Accounts receivable	17	315	(144)
Inventories	28	54	(57)
Prepaid expenses and other current assets	(79)	(7)	(111)
Accounts payable and accrued expenses	(167)	(209)	(106)
Income taxes payable	(1)	(156)	151
Accrued profit sharing and retirement	(111)	30	(99)
Change in funded status of retirement plans and accrued retirement costs	1	(94)	17
Other	(16)	(46)	(42)
Net cash provided by operating activities of continuing operations	554	846	522

Cash flows from investing activities:
Additions to property, plant and equipment	(179)	(214)	(408)
Proceeds from sales of assets	--	14	4
Purchases of cash investments	(846)	(1,275)	(1,153)
Sales and maturities of cash investments	1,011	1,509	2,341
Purchases of equity investments	(5)	(7)	(5)
Sales of equity and other long-term investments	2	2	7
Acquisitions, net of cash acquired	(27)	--	(177)
Net cash provided by (used in) investing activities of continuing operations	(44)	29	609

Cash flows from financing activities:
Payments on loans and long-term debt	--	--	(311)
Dividends paid on common stock	(58)	(59)	(48)
Sales and other common stock transactions	154	51	142
Excess tax benefit from stock option exercises	34	15	7
Stock repurchases	(857)	(1,130)	(1,440)
Net cash used in financing activities of continuing operations	(727)	(1,123)	(1,650)

Cash flows from discontinued operations:
Operating activities	--	--	35
Investing activities	--	--	(10)
Net cash provided by discontinued operations	--	--	25

Effect of exchange rate changes on cash	(1)	1	2
Net decrease in cash and cash equivalents	(218)	(247)	(492)
Cash and cash equivalents, beginning of period	1,183	1,430	1,214
Cash and cash equivalents, end of period	$965	$1,183	$722

Segment Net Revenue
(Millions of dollars)

	For Three Months Ended
	Mar. 31, 2007	Dec. 31, 2006	Mar. 31, 2006

Semiconductor	$3,115	$3,385	$3,260
Education Technology	76	78	74

Total net revenue	$3,191	$3,463	$3,334

Segment Profit (Loss)
(Millions of dollars)

	For Three Months Ended
	Mar. 31, 2007	Dec. 31, 2006	Mar. 31, 2006

Semiconductor	$831	$908	$883
Education Technology	16	19	13
Corporate*	(167)	(160)	(178)

Profit from operations	$680	$767	$718

* Corporate includes the following stock-based compensation expense:

COR	$15	$15	$18
R&D	23	24	28
SG&A	40	39	45
Profit from operations	$78	$78	$91

Semiconductor
•
Revenue in the first quarter was $3.12 billion. This was a decrease of 8 percent from the prior quarter due to a broad-based decline in demand. Compared with a year ago, revenue decreased 4 percent primarily due to lower demand for DSP products that more than offset higher demand for analog products.

o
Analog product revenue of $1.25 billion was down 5 percent from the prior quarter due to a broad-based decline in demand. Compared with the year-ago quarter, analog revenue increased 2 percent as a decline in analog revenue for wireless applications was more than offset by broad-based increases in other analog products, especially high-performance analog. Revenue from high-performance analog products declined 5 percent from the prior quarter and increased 8 percent from a year ago.

o	DSP product revenue of $1.16 billion was down 5 percent from the prior quarter and down 10 percent from a year ago due to lower demand for a broad range of products.
o
TI’s remaining Semiconductor product revenue of $713 million was 17 percent lower than the prior quarter due to declines in DLP® products, royalties, microprocessors and standard logic that offset growth in microcontrollers. Royalties declined because new patent license agreements that were signed in the prior quarter included non-recurring catch-up payments. TI’s remaining Semiconductor revenue decreased 5 percent from the year-ago quarter as declines in microprocessors, DLP products and standard logic more than offset growth in royalties and microcontrollers.

•	Gross profit was $1.63 billion, or 52.3 percent of revenue. This was a decrease of $103 million from the prior quarter and a decrease of $30 million from the year-ago quarter due to lower revenue.
•
Operating profit was $831 million, or 26.7 percent of revenue. This was a decline of $77 million from the prior quarter and a decline of $52 million from the year-ago quarter primarily due to lower gross profit.

•
Semiconductor orders were $3.08 billion. This was an increase of 3 percent from the prior quarter due to higher demand for DSP products and a decrease of 10 percent from the year-ago quarter due to broadly lower demand.

Semiconductor Highlights

•
TI introduced a new high-performance analog product that will enable a range of portable electronic products to draw power from new energy sources, such as solar and micro-fuel cells. The DC/DC boost converter can operate at the industry's lowest input voltage of less than 0.3 volt with high efficiency.

•
TI demonstrated a prototype DLP pico-projector small enough to integrate into mobile devices, such as cell phones and digital cameras. This innovation will give manufacturers a new and enhanced display option for their devices.

•
TI launched its “LoCosto ULC” single-chip platform for the ultra low-cost cell phone market. This platform enables cell phone manufacturers to include more features in their products, including an enhanced color display, FM stereo, MP3 ring tones and playback, and camera functionality. The new platform will include the industry’s first single-chip GSM/GPRS cell phone products to be manufactured using 65-nanometer process technology and is expected to sample in the second quarter of 2007.

•
TI extended its OMAP™ 3 platform with products that allow cell phone manufacturers to scale their product offerings to address a range of performance levels and price points. The products bring “life-like” 3D graphics to the handset and create a mobile gaming experience comparable to today’s handheld gaming devices. In addition, the products are the industry’s first application processors to play 720p high-definition video on cell phones.

Education Technology

•	Revenue was $76 million. This was a decrease of $2 million from the prior quarter and an increase of $2 million from the year-ago quarter.
•
Gross profit was $45 million, or 59.0 percent of revenue. Gross profit was even with the prior quarter and increased $4 million from the year-ago quarter primarily due to a combination of higher revenue and product cost reductions.

•
Operating profit was $16 million, or 20.6 percent of revenue. This was a decrease of $3 million compared with the prior quarter due to higher SG&A expense. It was an increase of $3 million from the year-ago quarter due to higher gross profit.

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the Company or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets such as communications, entertainment electronics and computing;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from company forecasts;
•	The financial impact of inadequate or excess TI inventories to meet demand that differs from projections;
•	Product liability or warranty claims, or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Risk Factors” in Item 1A of the Company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company includes the Education Technology business. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

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